Exhibit 99.01

Silver Spring Networks Appoints Peter Van Camp, Executive Chairman of Equinix,

to its Board of Directors

Redwood City, CA – November 22, 2013 – Silver Spring Networks, Inc. (NYSE: SSNI), a leading networking platform and solutions provider for smart energy networks, today announced the appointment of Peter Van Camp to its Board of Directors.

“We are pleased to have Peter join our Board,” said Scott Lang, Chairman, President and CEO of Silver Spring Networks. “Peter understands the complexities of delivering and managing critical customer networks and infrastructure and has a strong track record as CEO building a large global growth company from its early stages. We look forward to the valuable insights he will bring to Silver Spring.”

Peter has served as the Executive Chairman of Equinix since 2007 and served as the Chief Executive Officer and Director from 2000 to 2007. Previous to joining Equinix, Peter held various leadership positions at UUNET and began his career at CompuServe.

“Silver Spring is an industry pioneer,” said Peter Van Camp. “The long-term strength of its business and the transformational potential of its technology innovations are the most exciting that I see in the industry today. I look forward to working with Scott and the team as Silver Spring continues its growth, expands into new markets, and unlocks more value for customers.”

About Silver Spring Networks

Silver Spring Networks is a leading networking platform and solutions provider for smart energy networks. Silver Spring’s pioneering IPv6 networking platform, with 17.5 million Silver Spring enabled devices delivered, is connecting utilities to homes and businesses throughout the world with the goal of achieving greater energy efficiency for the planet. Silver Spring’s innovative solutions enable utilities to gain operational efficiencies, improve grid reliability, and empower consumers to monitor and manage energy consumption. Silver Spring Networks customers include major utilities around the globe such as Baltimore Gas & Electric, CitiPower & Powercor, Commonwealth Edison, CPS Energy, Florida Power & Light, Jemena Electricity Networks Limited, Pacific Gas & Electric, Pepco Holdings, Progress Energy and Singapore Power, among others. To learn more, please visit www.silverspringnet.com.

Contacts

Tricia Gugler

Investor Relations

650-839-4504

tgugler@silverspringnet.com

Noel Hartzell

Global Communications

650-839-4184

nhartzell@silverspringnet.com

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Forward-Looking Statements

This press release contains forward-looking statements about Silver Spring Networks’ expectations, plans, intentions, and strategies, including, but not limited to statements regarding Silver Spring’s plans for growth and expansion. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Silver Spring Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Silver Spring Networks as of the date hereof. Silver Spring Networks assumes no obligation to update these forward-looking statements.